Exhibit 99.2

FOR IMMEDIATE RELEASE

Ann Parker, Director
Investor Relations
(T) 605-988-1000
ann.parker@lodgenet.com

LODGENET PRICES $200 MILLION SENIOR SUBORDINATED NOTES OFFERING

SIOUX FALLS, S.D., June 16, 2003 — LodgeNet Entertainment Corporation (Nasdaq: LNET) today announced the pricing and increase in size of its previously announced public offering of senior subordinated notes. The offering was priced at par and will consist of $200 million of 9.50% Senior Subordinated Notes due June 15, 2013. Bear, Stearns & Co. is the sole book-running manager of the offering, and UBS Investment Bank and CIBC World Markets are acting as co-managers.

The notes will be redeemable at LodgeNet’s option prior to June 15, 2006 in the event of certain equity offerings, and otherwise will be redeemable at LodgeNet’s option commencing June 15, 2008 at specified redemption prices. The notes will be subordinated to all of LodgeNet’s present and future senior indebtedness.

LodgeNet expects to use substantially all of the net proceeds of the offering, which is expected to close on June 18, 2003 subject to customary closing conditions, to repay outstanding indebtedness.

Copies of the Prospectus relating to the offering may be obtained from Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179; (212) 272-2000.

LodgeNet also announced that it has received the consent of the lenders under its senior credit facility to permit the senior subordinated notes offering, and to certain other amendments of the senior credit facility. Among other things, the amendments increase LodgeNet’s permitted consolidated total leverage ratio, through the fourth fiscal quarter of fiscal 2003, to a maximum of 5.0 times total debt to EBITDA, as defined by the credit facility, and increase the upper range of the interest rate for LIBOR-based loans incurred under the revolving credit facility.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Offers and sales of the securities will be made only by means of the Prospectus.

About LodgeNet

LodgeNet Entertainment Corporation is a broadband, interactive services provider which specializes in the delivery of interactive television and Internet access services to the lodging industry throughout the United States and Canada as well as select international markets. These services include on-demand digital movies, digital music and music videos, Nintendo® video games, high-speed Internet access and other interactive television services designed to serve the needs of the lodging industry and the traveling public. As one of the largest companies in the industry, LodgeNet provides services to more than 960,000 rooms in more than 5,700 hotel properties worldwide. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

###